Exhibit 8.1

[Sullivan & Cromwell Letterhead]

February 5, 2007

Capital One Financial Corporation

1680 Capital One Drive

McLean, VA 22102

Ladies and Gentlemen:

As special tax counsel to Capital One Financial Corporation and Capital One Capital IV in connection with the issuance of 6.745% Capital Securities, as described in the prospectus supplement, dated January 29, 2007, (the “Prospectus Supplement”), we hereby confirm to you our opinion as set forth under the heading “Certain United States Federal Income Tax Consequences” in the Prospectus Supplement, subject to the limitations set forth therein.

We hereby consent to the filing of this opinion as an exhibit to the Prospectus Supplement and to the reference to us under the heading “Certain Federal Income Tax Consequences” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ Sullivan & Cromwell, LLP

SULLIVAN & CROMWELL LLP